EXHIBIT 99.1

Educational Development Corporation Announces Record Sales for July 2014

TULSA, Okla., Aug. 4, 2014 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reports record sales for July 2014.

Randall White, CEO of Educational Development Corporation, announces that the Company posted record sales for the month of July 2014, up 28% over July 2013. Both divisions contributed to the Company's sales increase as the trade publishing division, EDC Publishing, posted their largest July sales ever, which resulted in an increase of 13% over July 2013. Sales in the home business division, Usborne Books & More (UBAM), were up 47% over the previous July. White also reported that the number of new sales associates joining UBAM was the largest for July in Company history and the second largest number ever for a single month.

Usborne Books & More has now recorded 14 consecutive months of growth, with the past six months, February through July 2014, each posting monthly gains in excess of 20% over the same month in 2013.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane/Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522